FOR IMMEDIATE RELEASE

CONTACT:
Janine Dusossoit
Vice President, Investor Relations
(610) 293-0600

SAFEGUARD SCIENTIFICS ANNOUNCES REDEMPTION OF ITS OUTSTANDING 5% CONVERTIBLE
SUBORDINATED NOTES DUE 2006

Wayne, PA, October 12, 2004—Safeguard Scientifics, Inc. (NYSE:SFE), a leading developer of companies in the information technology and life sciences sectors, today announced that it has given notice that on November 12, 2004 (the “Redemption Date”), it will redeem the remaining $54.8 million of its outstanding 5% Convertible Subordinated Notes due June 15, 2006. This redemption will be completed using a portion of the proceeds received by Safeguard from the recently completed sale of its interest in CompuCom Systems, Inc.

Each Note will be redeemed at a price of 100.83% of its principal amount plus interest accrued from June 15, 2004 to the Redemption Date. Therefore, for each $1,000 of a Note, the redemption price will be $1,008.30 plus accrued interest.

About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) is a committed strategic growth partner for companies in the Time-to-Volume stage of development. These are companies that are generating revenues from a commercially viable product or service. Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies. In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders. For more information about Safeguard and its strategy, visit www.safeguard.com.

# # #

NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.

800 The Safeguard Building • 435 Devon Park Drive • Wayne, PA 19087-1945
Phone (610) 293-0600 • Fax (610) 293-0601 • Toll Free (877) 506-7371
http://www.safeguard.com